EXHIBIT 99.1

VEECO ANNOUNCES CHANGES TO EXECUTIVE LEADERSHIP TEAM

John Peeler to remain as Executive Chairman as Bill Miller becomes CEO on October 1, 2018

PLAINVIEW, N.Y., September 4, 2018 —Veeco Instruments Inc. (NASDAQ: VECO) today announced that John Peeler, Chairman and Chief Executive Officer, will transition to the role of Executive Chairman, effective October 1, 2018.  William J. Miller, currently President, will become Chief Executive Officer and will join the Company’s board of directors bringing the size of the board to eight.  Additionally, Shubham (Sam) Maheshwari will be named Chief Operating Officer and will continue in his role as Chief Financial Officer.

Peeler joined Veeco in 2007 as Chief Executive Officer and became Chairman of the Board in 2012.  As Executive Chairman, Peeler will work closely with Miller and the Board to ensure an effective transition of management.

“With his impressive background and track record of notable achievements across strategic, product development and operational assignments, there is no one better suited than Bill to take over the helm as Veeco looks forward to its next chapter,” stated Peeler. “Bill and the executive team have the industry experience to execute Veeco’s vision while remaining committed to enabling tomorrow’s technology breakthroughs.”

Over the last 16 years, Miller has held a variety of roles within Veeco.  Miller became President in 2016, overseeing all of Veeco’s global business units. Previously, he guided the strategic direction and product development for the Company’s MOCVD and Ion Beam product lines and was responsible for the Company’s global operations organization. Prior to joining Veeco, Miller held engineering and operations leadership roles with Advanced Energy and Exxon Corporation. He holds BS, MS and PhD degrees in mechanical engineering from the University of Pennsylvania.

“Veeco has built a reputation of helping customers overcome their most difficult technical challenges. This inspires us—along with our commitment to customer satisfaction,” noted Miller. “I want to thank John for his guidance and building such a strong leadership team. I intend to build on this legacy while discovering new opportunities to leverage the Company’s outstanding technology and unmatched talent.  I also appreciate the confidence the Board has placed in me.”

Richard D’Amore, Veeco’s lead independent director, added, “When John joined the Company in 2007, Veeco was considered a data storage and metrology company.  John’s vision and focus on execution transformed Veeco to be on the leading edge of the compound semiconductor and advanced packaging markets.  The Board appreciates all that John has contributed to the success of the Company and we have every confidence that Bill will build upon his progress, taking Veeco to the next level of performance.”

Maheshwari joined Veeco in 2014 with more than 20 years of experience in finance. He previously held senior and executive level positions in the semiconductor industry at KLA-Tencor, Spansion and OnCore. Maheshwari holds BS and MS degrees in chemical engineering and an MBA from the Wharton School of Business.  Working side-by-side with Miller, Maheshwari will be charged with advancing Veeco’s operations, customer satisfaction and profitability.

About Veeco
Veeco (NASDAQ: VECO) is a leading manufacturer of innovative semiconductor process equipment. Our proven MOCVD, lithography, laser annealing, ion beam and single wafer etch & clean technologies play an integral role in producing LEDs for solid-state lighting and displays, and in the fabrication of advanced semiconductor devices. With equipment designed to maximize performance, yield and cost of ownership, Veeco holds technology leadership positions in all these served markets. To learn more about Veeco’s innovative equipment and services, visit www.veeco.com.

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Media Contact:	Investor Relations Contact:
David Pinto	Anthony Bencivenga
408-325-6157	516-677-0200 x1308
dpinto@veeco.com	investorrelations@veeco.com